EXHIBIT 99.1

Dionex Reports Net Sales and Earnings for the Third Quarter

SUNNYVALE, Calif., May 5, 2011 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced results of operations for the third quarter and nine months ended March 31, 2011.

For the third quarter of fiscal 2011, sales were $123.1 million, an increase of 9% compared with the $112.8 million reported in the same quarter of last year. Currency fluctuations increased sales by 2 percentage points for the third quarter compared with the same period last year. Diluted earnings per share for the quarter were $0.94, a decrease of 5% compared with $0.99 reported in the same quarter of last year.

For the first nine months of fiscal 2011, sales were $350.1 million, an increase of 12% compared with the $312.6 million reported for the first nine months of fiscal 2010. Currency fluctuations did not have a significant impact on net sales for the first nine months of fiscal 2011. Diluted earnings per share for the first nine months of fiscal 2011 were $2.60, an increase of 5% compared with the $2.48 reported in the first nine months of fiscal 2010.

Frank Witney, President and Chief Executive Officer, commenting on the results, said, "We are pleased to have maintained our revenue growth momentum in the third quarter as we continue to work towards our merger with Thermo Fisher Scientific, Inc. Sales in each of our major geographic regions grew in the quarter. Net sales in North America increased by 12% for the quarter compared to the same period last year. European sales were up by 9% in reported dollars. Favorable currency fluctuations affected our reported sales growth in Europe by 2%. Growth in both of these regions was driven by our HPLC portfolio, specifically the strong commercial acceptance of our new UHPLC+ systems introduced in the fourth quarter of our fiscal 2010. Our Asia/Pacific sales were up by 8% in reported dollars. Favorable currency fluctuations affected our reported sales growth by 4%. The overall growth in Asia/Pacific was primarily due to continued strong demand for all of our HPLC products in China, India and Korea partially offset by a large order in Japan in the same quarter of last year. Operating income and diluted earnings per share for the quarter were affected by lower gross profit resulting from significantly higher HPLC sales, costs associated with moving the manufacturing of our ESA products, the effect of a large ion chromatography order in Japan in the third quarter of last year coupled with slightly higher operating expenses."

As previously reported on December 13, 2010, the Company has entered into an Agreement and Plan of Merger with Thermo Fisher Scientific Inc. As previously disclosed, the HSR waiting period in the US expired in early January. Thermo Fisher is in the process of seeking similar clearances under anti-trust laws of other jurisdictions, and we expect to complete the acquisition in our fiscal fourth quarter.

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Certain statements contained herein are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, ability to attract and retain qualified personnel, economic conditions in the areas in which the company sells its products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

Net sales	$ 123,090	$ 112,782	$ 350,075	$ 312,610
Cost of sales	43,426	35,295	123,220	103,310
Gross profit	79,664	77,487	226,855	209,300

Operating expenses:
Selling, general and administrative	45,915	42,218	130,101	118,705
Research and product development	8,964	8,355	26,348	23,180
Total operating expenses	54,879	50,573	156,449	141,885

Operating income	24,785	26,914	70,406	67,415

Interest income, net	64	(106)	114	(64)
Other income (expense)	(685)	426	(2,238)	(28)

Income before taxes on income	24,164	27,234	68,282	67,323
Taxes on income	6,888	8,997	20,826	21,579
Net income	17,276	18,237	47,456	45,744
Less: Net income attributable to noncontrolling interest	448	506	1,192	1,094
Net income attributable to Dionex Corporation	$ 16,828	$ 17,731	$ 46,264	$ 44,650

Basic earnings per share attributable to Dionex Corporation	$ 0.96	$ 1.01	$ 2.66	$ 2.53
Diluted earnings per share attributable to Dionex Corporation	$ 0.94	$ 0.99	$ 2.60	$ 2.48
Shares used in computing per share amounts:
Basic	17,483	17,638	17,422	17,671
Diluted	17,974	17,957	17,824	18,014

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2011 AND JUNE 30, 2010
(In thousands)
(Unaudited)

	March 31, 2011	June 30, 2010

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$ 107,330	$ 70,278
Accounts receivable, net	96,242	86,780
Inventories	47,943	37,458
Other current assets	38,911	33,027
Total current assets	290,426	227,543

Property, plant and equipment, net	83,758	76,062
Goodwill and other intangible assets	52,415	48,872
Other assets	10,285	9,511
	$ 436,884	$ 361,988

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Borrowings under line of credit	$ 49	$ 3,149
Accounts payable	19,030	17,303
Accrued liabilities	38,369	33,980
Deferred Revenue	27,497	25,203
Income taxes payable	4,677	5,247
Accrued product warranty	2,841	2,532

Total current liabilities	92,463	87,414

Deferred income taxes and other	25,793	23,699
Total Dionex Corporation stockholders' equity	316,256	248,783
Noncontrolling interests	2,372	2,092
	$ 436,884	$ 361,988
CONTACT: Craig McCollam
         Dionex Corporation
         408-481-4107